UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.           )

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magicJack VocalTec Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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**** YOUR IMMEDIATE ATTENTION IS REQUESTED ****

Dear magicJack VocalTec Shareholder:

The extraordinary general meeting of shareholders of magicJack VocalTec Ltd. is scheduled for March 19, 2018.

We are sending this reminder notice because we cannot complete the merger with B. Riley Financial Inc. for $8.71 per share in cash unless the merger agreement is adopted by shareholders.

Your vote is very important. Regardless of the number of shares of common stock you own we urge you promptly to submit your vote by signing, dating, and returning the enclosed proxy card.

The magicJack VocalTec board of directors has determined that the merger consideration of $8.71 per share in cash is fair and advisable to, and in the best interests of, magicJack VocalTec and its shareholders. The magicJack VocalTec board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement and "FOR" the other proposals to be voted upon at the extraordinary general meeting.

If you have any questions please contact our proxy solicitor, Saratoga Proxy Consulting at (888) 368‐0379 or (212) 257‐1311.

Thank you for your support.

Don Carlos Bell III
President and Chief Executive Officer